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                                                                   EXHIBIT 99

CELLPOINT RESTRUCTURES CONVERTIBLE NOTES
NOTES PAID DOWN, REMAINDER IN FIXED CONVERTIBLE AT $4.00

LONDON - SEPTEMBER 26, 2001 - CELLPOINT INC. (NASDAQ: CLPT), A GLOBAL PROVIDER OF MOBILE LOCATION TECHNOLOGY AND SERVICES, HAS ENTERED INTO AN AGREEMENT TO RESTRUCTURE THE CONVERTIBLE NOTES HELD BY CASTLE CREEK TECHNOLOGY PARTNERS. CELLPOINT WILL NOW PAY $2.25 MILLION TO PAY DOWN A PORTION OF THE PRINCIPAL AND ACCRUED INTEREST TO DATE ON THE NOTES. THE REMAINING OUTSTANDING NOTES WILL BE SUBJECT TO A FIXED PRICE OF $4.00, AND ARE SCHEDULED TO BE RETIRED IN OCTOBER OF 2002 FOR APPROXIMATELY $6.1 MILLION PLUS ACCRUED INTEREST. THE OUTSTANDING NOTES ARE REPAYABLE IN PART OR IN WHOLE AT ANY TIME.

"We worked with Castle Creek toward a further agreement to restructure the outstanding convertible notes and on terms that are acceptable for existing stockholders, new investors, and Castle Creek," said PETER HENRICSSON, CHAIRMAN and CEO of CellPoint Inc. "We very much appreciate Castle Creek's flexibility in this situation. Castle Creek's support with this restructuring has enabled the company to move forward with its business plans. Castle Creek was particularly helpful in accepting a $4 fixed conversion price under this deal."

Castle Creek is receiving a payment of $2.25 million immediately. CellPoint can now do initial closings this week on private placements in process for additional working capital where funds are already in escrow. With the maturity on the balance of the notes extended and CellPoint not required to make an additional payment on October 23, 2001, CellPoint will only be raising additional funds for working capital at this time.

Under the terms of the new agreement, Castle Creek is scheduled to be paid approximately $6.1 million plus accrued interest at 6% in October 2002. The outstanding notes are convertible into common stock at $4.00 per share in the interim.

CellPoint will file Form 8-K with the SEC within 10 days that will include full details of the agreement with Castle Creek.

SPECIAL MEETING OF STOCKHOLDERS
Stockholders are urged to vote their proxies immediately on the proposal outstanding to approve private offering transactions involving the future issuance of common stock. The Special Meeting of Stockholders has been adjourned until at least 5.5 million votes are cast 'for' or 'against' the proposal.

CELLPOINT INC. (NASDAQ AND STOCKHOLMSBORSEN: CLPT, www.cellpoint.com) is a US company with subsidiary operations in Sweden, Great Britain and South Africa delivering location services in cooperation with cellular operators worldwide. CellPoint's end-to-end cellular location technology is a high-capacity system that works in unmodified GSM networks and uses standard GSM or WAP phones and standard Internet services. Several commercial applications are available for business and personal location services including Resource Manager-TM- for mobile resource management, iMate-TM- for location-sensitive information and Finder-TM-, an application for locating friends and family.

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FOR INFORMATION, PLEASE CONTACT:

CELLPOINT INC.: Lynn Duplessis, Tel: +44 (0)1344 624 565, lynn.duplessis@cellpoint.com

CellPoint-TM- and CellPoint Systems-TM- are trademarks of CellPoint Inc. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Actual results may differ materially from those projected in any forward-looking statement. Investors are cautioned that such forward-looking statements involve risk and uncertainties which may cause actual results to differ from those described.


                             Copyright-C- CellPoint Inc. 2001